Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 20, 2021 (the Acquisition Date), Mesa Laboratories, Inc. (“Mesa” or the “Company”), a Colorado corporation, completed its acquisition of Agena Bioscience, Inc. (“Agena”), a Delaware corporation. Pursuant to the terms of the Agreement and Plan of Merger (the Merger Agreement), dated September 13, 2021, among Sky Bearer Corp., a Delaware corporation and a wholly owned subsidiary of Mesa (Merger Sub), and Agena, Merger Sub merged with and into Agena, with Agena continuing as the surviving corporation (the Merger). As a result of the Merger, Agena became a wholly owned subsidiary of Mesa.

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Merger based on the historical financial statements of Mesa and Agena after giving effect to the Merger and the Merger-related pro forma adjustments as described in the notes included below.

The unaudited Pro Forma Condensed Combined Balance Sheets at September 30, 2021 combine the historical Mesa Condensed Consolidated Balance Sheet and the historical Agena Condensed Consolidated Balance Sheet, giving effect to the Merger as if it had occurred on September 30, 2021. The unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended September 30, 2021 and the year ended March 31, 2021 combine the historical Mesa Consolidated Statements of Income and the historical Agena Consolidated Statements of Income, giving effect to the Merger as if it had occurred on April 1, 2020.

The historical consolidated financial information has been adjusted in the unaudited Pro Forma Condensed Combined Financial Statements (the “Financial Statements”) to give effect to pro forma events that are directly attributable to the Merger and factually supportable. The Financial Statements should be read in conjunction with the accompanying notes.

In addition, the unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes:

●	the audited Mesa consolidated financial statements at and for the year ended March 31, 2021, and the related notes included in Mesa’s Annual Report on Form 10-K for the year ended March 31, 2021;

●	the unaudited Mesa consolidated financial statements at and for the six months ended September 30, 2021, and the related notes included in Mesa’s Form 10-Q for the six months ended September 30, 2021;

●	the audited Agena consolidated financial statements at and for the year ended December 31, 2020, and the related notes; and

●	the unaudited Agena consolidated financial statements at and for the six months ended June 30, 2021, and the related notes.

Agena’s fiscal year 2020 represents the 12 months January 1, 2020 through December 31, 2020, whereas Mesa’s fiscal year 2021 represents the 12 months April 1, 2020 through March 31, 2021. Since the year end date of the acquiree is within 93 days of Mesa's year end date, the Financial Statements have been combined  without any recasting of periods.

The unaudited pro forma condensed combined financial information has been prepared by Mesa using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States of America (GAAP). Mesa is the acquirer in the Merger for accounting purposes. Accordingly, consideration transferred by Mesa to complete the Merger has been allocated, on a preliminary basis, to identifiable assets and liabilities of Agena based on estimated fair values as of the Acquisition Date. The company made an allocation of the consideration transferred to the assets acquired and liabilities assumed based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. Accordingly, the pro forma adjustments related to the allocation of consideration transferred are preliminary and have been presented solely for the purpose of providing the Financial Statements in this Current Report on Form 8-K/A. Mesa expects to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year from October 20, 2021.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Mesa and Agena would have achieved had the companies been combined during the periods presented in the Financial Statements and is not intended to project the future results of operations that the combined company may achieve after the Merger. Historical fiscal periods are not aligned under this presentation. The unaudited pro forma condensed combined financial information does not reflect any potential cost savings, operating efficiencies, long-term debt pay down estimates, financial synergies or other strategic benefits that may be realized as a result of the Merger and also does not reflect any restructuring costs to achieve those benefits.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

AS OF SEPTEMBER 30, 2021

(IN THOUSANDS)

	Mesa	Agena	Transaction		Mesa
	At September 30, 2021	At June 30, 2021	Accounting Adjustments	Note	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$278,294	$24,816	$(253,304)	(A), (B), (K)	$49,806
Accounts receivable	22,636	15,266	(24)	(C)	37,878
Inventories, net	12,117	12,089	9,632	(D)	33,838
Prepaid expenses and other	6,357	1,673	-		8,030
Total current assets	319,404	53,844	(243,696)		129,552
Property, plant and equipment, net	22,392	3,350	-		25,742
Deferred tax asset	1,862	-	-		1,862
Other assets	1,979	475	10,746	(E)	13,200
Intangibles, net	103,488	3,418	157,756	(F)	264,662
Goodwill	159,977	4,191	144,380	(G)	308,548
Total assets	$609,102	$65,278	$69,186		$743,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,463	$2,894	$-		$7,357
Accrued payroll and benefits	5,650	3,034	3,671	(I), (J)	12,355
Current portion of long-term debt	-	8,067	(8,067)	(K)	-
Unearned revenues	9,741	2,264	-		12,005
Accrued expenses and other	8,836	2,548	2,795	(E), (H)	14,179
Total current liabilities	28,690	18,807	(1,601)		45,896
Deferred tax liability	11,642	410	39,389	(M)	51,441
Long term debt	-	14,445	55,555	(A), (K)	70,000
Other long-term liabilities	436	3,358	5,001	(E), (L)	8,795
Convertible senior notes, net of discounts and debt issuance costs	168,917	-	-		168,917
Total liabilities	209,685	37,020	98,344		345,049
Mezzanine equity:
Preferred stock	-	54,026	(54,026)	(O)	-
Stockholders’ equity:
Common stock	302,234	1	(1)	(N)	302,234
Additional paid in capital	-	104	(104)	(N)	-
Retained earnings/ (accumulated deficit)	82,199	(25,725)	24,825	(H), (N)	81,299
Accumulated other comprehensive income/ (loss)	14,984	(148)	148	(N)	14,984
Total stockholders’ equity	399,417	(25,768)	24,868		398,517
Total liabilities, mezzanine equity and stockholders’ equity	$609,102	$65,278	$69,186		$743,566

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2021

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Mesa	Agena	Transaction		Mesa
	Year Ended March 31, 2021	Year Ended December 31, 2020	Accounting Adjustments	Note	Pro Forma
Revenues	$133,937	$68,469	$-		$202,406
Cost of revenues	46,923	23,658	11,095	(D), (AA)	81,676
Gross profit	87,014	44,811	(11,095)		120,730
Operating expenses:
Selling	18,480	16,203	146	(BB)	34,829
General and administrative	45,788	10,014	14,262	(H), (BB), (CC)	70,064
Research and development	10,388	9,059	-		19,447
Total operating expenses	74,656	35,276	14,408		124,340
Operating income	12,358	9,535	(25,503)		(3,610)
Nonoperating expenses
Interest expense and amortization of debt discount	8,024	2,170	(1,120)	(DD)	9,074
Interest (income)	(107)	(318)	-		(425)
Other expense (income), net	2,138	2,062	(2,063)	(FF)	2,137
Total nonoperating expense (income)	10,055	3,914	(3,183)		10,786
Earnings (loss) before income taxes	2,303	5,621	(22,320)		(14,396)
Provision for income tax (tax benefit)	(971)	560	(1,720)	(GG)	(2,131)
Net income	$3,274	$5,061	$(20,600)		$(12,265)

Earnings (loss) per share:
Basic	$0.66				$(2.47)
Diluted	$0.64				$(2.47)

Weighted-average common shares outstanding:
Basic	4,975				4,975
Diluted	5,124				4,975

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2021

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Mesa	Agena	Transaction		Mesa
	Six Months Ended September 30, 2021	Six Months Ended June 30, 2021	Accounting Adjustments	Note	Pro Forma
Revenues	$70,760	$40,702	$-		$111,462
Cost of revenues	25,409	11,523	731	(AA)	37,663
Gross profit	45,351	29,179	(731)		73,799
Operating expenses:
Selling	9,501	8,569	73	(BB)	18,143
General and administrative	23,102	4,220	6,681	(BB), (CC)	34,003
Research and development	5,424	5,128	-		10,552
Total operating expenses	38,027	17,917	6,754		62,698
Operating income	7,324	11,262	(7,485)		11,101
Nonoperating expenses
Interest expense and amortization of debt discount	1,629	1,056	(531)	(DD)	2,154
Other expense (income), net	(266)	(2,247)	2,585	(EE)	72
Total nonoperating expense (income)	1,363	(1,191)	2,054		2,226
Earnings before income taxes	5,961	12,453	(9,539)		8,875
Provision for income tax (tax benefit)	246	264	(438)	(GG)	72
Net income	$5,715	$12,189	$(9,101)		$8,803

Earnings per share:
Basic	$1.10				$1.70
Diluted	$1.07				$1.65

Weighted-average common shares outstanding:
Basic	5,182				5,182
Diluted	5,324				5,324

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

1.	Description of Transaction

On September 13, 2021, Mesa, Merger Sub, Agena, and Telegraph Hill Partners Management Company, LLC as the securityholders’ representative entered into the Merger Agreement. On October 20, 2021, Mesa completed the acquisition of Agena pursuant to the Merger Agreement whereby Agena became a wholly owned subsidiary of Mesa. At the completion of the Merger, each Agena common share issued and outstanding was converted into the right to receive $5.96 per share in cash, subject to adjustment without interest (the “Merger Consideration”), representing a total value of approximately $300 million.

Mesa funded the acquisition using cash on hand and proceeds from a draw on its existing line of credit. Generally, amounts outstanding under the Credit Agreement bear interest at either a base rate or a Eurodollar rate, plus an applicable spread. The Credit Facility matures on March 5, 2025.

Each outstanding Agena stock option that was vested as of the Acquisition Date was converted into the right to receive an amount in cash equal to the Merger Consideration less any exercise price, as applicable.  Unvested options were forfeited.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X using the acquisition method of accounting.

The unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 2021 assumes that the Merger was consummated on April 1, 2020 and depicts the effects of the pro forma balance sheet adjustments, assuming those adjustments were made as of April 1, 2020. Agena’s historical financial information used to prepare the unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 2021 consists of Agena’s audited Consolidated Statement of Operations for the year ended December 31, 2020. Agena’s historical financial information used to prepare the unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended September 30, 2021 consists of Agena’s six month period ended June 30, 2021.

The unaudited Pro Forma Condensed Combined Balance Sheets at September 30, 2021 were prepared using the historical unaudited Mesa Condensed Consolidated Balance Sheet at September 30, 2021 and the historical unaudited Agena Consolidated Balance Sheet at June 30, 2021 and present the combined financial position of Mesa and Agena as if the Merger occurred on September 30, 2021.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded, as of the completion of the Merger, primarily at their respective fair values and are combined with those of Mesa. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants.

Under the acquisition method of accounting, Mesa may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Mesa’s intended use of those assets. Fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as selling, general and administrative expenses. Acquisition-related transaction costs incurred by Mesa include legal, advisory and other professional fees. Total acquisition-related transaction costs expected to be incurred by Mesa and Agena are estimated to be $1.0 million, of which $0.1 million was incurred through September 30, 2021. The unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year assumes the adjustments were made during the year ended April 1, 2021. Costs to integrate the enterprise resource planning tool, and other similar efforts are not included in the pro forma.

The unaudited Pro Forma Condensed Combined Balance Sheets at September 30, 2021 are required to include adjustments which give effect to events that are directly attributable to the Merger regardless of whether they are expected to have a continuing impact on the combined company’s results or are non-recurring. Therefore, acquisition-related transaction costs expected to be incurred by Mesa and Agena subsequent to September 30, 2021 of $0.9 million are presented as an increase to other accrued expenses and liabilities and the after-tax impact is presented as a decrease to retained earnings reflected in the pro forma adjustments to the unaudited Pro Forma Condensed Combined Balance Sheets at September 30, 2021.

3.	Accounting Policies ($ in thousands)

Mesa completed a preliminary review of Agena’s accounting policies to determine if differences in the policies would require restatement or reclassification of results of operations or reclassifications of assets or liabilities to conform with Mesa’s policies and classifications. The following differences were noted:

1)

As of the date of acquisition, Agena had not adopted Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842), which Mesa was required to adopt effective April 1, 2019. The accounting pronouncement was applied to Agena's financials as if ASU 2016-02 had been adopted by Agena on June 30, 2021 and resulted in the recognition of a right-of-use ("ROU") asset amounting to $10,746 and short-term and long-term lease liabilities of $10,566. $734 of historical deferred rent recorded to other long-term liabilities was recorded through purchase accounting as goodwill.

2)

As of the date of acquisition, Agena had not adopted ASU 2016-13, Financial Instruments -Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as modified by ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, (collectively "ASU 2016-13"). Agena is primarily exposed to credit losses through sales of products and services. The accounting pronouncement was applied to Agena's Financial Statements as if ASU 2016-13 had been adopted by Agena on June 30, 2021 and resulted in a decrease to accounts receivable, net and an increase to Agena's goodwill of $24.

3)	As of the date of acquisition, Agena had not adopted ASU 2020-06, Debt with Conversion and Other Options and Derivatives and Hedging Accounting for Convertible Instruments and Contracts in an Entity's Own Equity ("ASU 2020-06"). ASU 2020-06 can impact the accounting for warrants and for convertible preferred stock. ASU 2020-06 does not affect the unaudited condensed pro forma balance sheets because the warrant and the preferred stock were paid off as part of the merger transaction. Additionally, we determined that Agena's warrant would have been classified as a liability and marked to market. The impact of the mark to market was removed from the unaudited condensed statement of operations because the liability was appropriately removed. The convertible preferred stock does not qualify as a liability following the adoption of ASU 2020-06 and the conversion feature does not require bifurcation as a derivative instrument; management continued accounting for the convertible preferred stock as a single instrument classified as mezzanine equity.
4)	Mesa early adopted ASU 2021-08, and as a result, Agena's contract liabilities that were acquired as part of the Merger are recognized in accordance with Topic 606 as if Mesa had originated the contracts, rather than valued at fair value under Topic 805. As a result, Mesa has recognized and measured contract liabilities consistently with how Agena recognized and measured contract liabilities in their financials. Agena does not have contract assets.

4.	Consideration Transferred

The preliminary estimated fair value of consideration transferred, net of cash, but inclusive of working capital adjustments was $300.8 million which was paid on the Acquisition Date. Approximately $267.0 million represented cash consideration to holders of Agena’s preferred and common stock, approximately $2.0 million represented cash consideration paid for the settlement of Agena’s warrants, and approximately $31.8 million represented cash consideration for the settlement of Agena's vested stock options as of the Acquisition Date at a fair value of $6.04.

5.	Estimate of Assets Acquired and Liabilities Assumed ($ in thousands)

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Agena are presented at their estimated Acquisition Date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition. The allocation is dependent upon the valuation of certain assets and liabilities which is preliminary and subject to revision as more detailed analyses are completed. As additional information about the fair value of assets acquired and liabilities assumed becomes available, Mesa may revise the preliminary purchase price allocation as soon as practical but no later than one year from the Acquisition Date. Any such revisions or changes may be material.

The following table represents a preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of Agena based on the historical unaudited Agena Consolidated Balance Sheet at June 30, 2021, with the excess recorded as goodwill:

At June 30, 2021
Current assets acquired	$40,940
Long-term assets acquired	14,571
Intangibles, net	161,174
Total assets acquired	216,685
Current liabilities assumed	16,306
Deferred tax liability	39,799
Long-term liabilities assumed	8,359
Total liabilities assumed	64,464
NET ASSETS ACQUIRED	$152,221
Preliminary purchase consideration	300,792
PRELIMINARY GOODWILL	$148,571

Preliminary identifiable intangible assets consist of the following:

	Estimated Fair Value	Estimated Useful Life (Years)	Six Months Amortization Based on Estimated Fair Value	Annual Amortization Based on Estimated Fair Value
Customer Relationships	$ 142,085	10	7,104	14,209
Trade Name	4,395	(*)	-	-
Non-Compete Agreements	71	2	18	35
Acquired Technology	14,622	10	731	1,462
Total identifiable intangible assets	$ 161,174		7,853	15,706

(*) Trade names are expected to be used and renewed indefinitely, and meet the criteria for indefinite lived intangible assets.

Acquired intangible assets were valued using the discounted cash flow method. This method requires significant management judgment to forecast future operating results and establish residual growth rates and discount factors. The estimates used to value and amortize intangible assets are consistent with the plans and estimates that Mesa uses to manage the business and are based on available historical information and industry estimates and averages. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, Mesa could experience impairment charges. In addition, Mesa has estimated the economic lives of certain acquired assets and these lives are used to calculate amortization expense. If estimates of the economic lives change, amortization expenses could be accelerated or slowed. The preliminary estimates of fair value and useful lives may be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the Financial Statements. Any changes to underlying accounts, such as the value of intangibles, may have a corresponding impact on the deferred tax liabilities of Agena.

The effective tax rate of the combined company could be significantly different depending on post-acquisition activities, including discrete tax events, such as the settlement of income tax audits and changes in tax laws, as well as recurring factors including the geographical mix of income, state and local taxes and the effects of various global income tax strategies.

Any difference between the fair value of the consideration transferred and the fair value of the identifiable assets acquired and liabilities assumed is recorded as goodwill. The primary items that generated the goodwill are the value of expanded market opportunities, expected synergies, and assembled workforce, none of which qualify as an amortizable intangible asset. Goodwill is reviewed for impairment at least annually and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

6.	Presentation Adjustments ($ in thousands)

The following table summarizes certain reclassifications made to the historical Agena Balance Sheet to conform to Mesa's presentation for the unaudited Pro Forma Condensed Combined Balance Sheets:

	Reclassification Adjustments at June 30,2021
	Agena Historical Presentation	Agena Pro Forma Presentation
Restricted cash	$300	$-
Other assets	175	475
Total	$475	$475

Accrued liabilities	$5,582	$-
Accrued payroll and benefits	-	3,034
Other accrued expenses	-	2,548
Total	$5,582	$5,582

Deferred revenue	$2,264	$-
Unearned revenues	-	2,264
Total	$2,264	$2,264

Notes payable	$8,067	$-
Current portion of long term debt	-	8,067
Total	$8,067	$8,067

Deferred revenue (long term)	$664	$-
Deferred rent	735	-
Preferred stock warrants liability	1,959	-
Other long-term liabilities	-	3,358
Total	$3,358	$3,358

Notes Payable, net of current portion	$14,445	$-
Long term debt	-	14,445
Total	$14,445	$14,445

The following table summarizes how certain financial statement line items in the historical Agena Consolidated Statement of Income align to the financial statement line items used in Mesa's presentation of the unaudited Pro Forma Condensed Combined Statements of Operations:

Agena Presentation	Mesa Presentation
Sales and marketing	Selling
Amortization expense	General and Administrative (*)
Interest expense	Interest expense and amortization of debt discount
Other income (expense), net	Other expense (income), net
Total other income (expense), net	Total nonoperating expense (income)
Provision for income tax	Provision for income tax (tax benefit)

*Mesa classifies the amortization of acquired technology intangible assets to cost of good sold, and classifies the amortization related to customer relationships and non-compete arrangements to general and administrative costs.

7.	Pro Forma Adjustments ($ in thousands)

The following adjustments refer to the Unaudited Pro Forma Condensed Combined Balance Sheets:

(A)	Proceeds from a $70,000 draw on Mesa’s existing line of credit. This obligation is classified as long term debt and is due in 2025.

(B)	An adjustment to cash of $300,792 to record the cash consideration transferred. See Note 4. “Consideration Transferred.”

(C)	Reflects the adoption of ASU 2016-13 by Agena Bioscience, Inc. See Note 3. “Accounting Policies.”

(D)

This adjustment represents the estimated step-up of Agena’s inventory by $9,632 from the carrying value. The fair value calculation is preliminary and subject to change. After the closing of the Merger, the step-up in inventory fair value of $9,632 will increase cost of sales as the inventory is sold over an estimated period of 4 months from the acquisition date.

(E)	Reflects the adoption of ASU 2016-02 by Agena Bioscience, Inc. See Note 3. “Accounting Policies.”

(F)	Adjustment to intangible assets to estimate fair value as follows:

To eliminate Agena's historical intangible assets, net	$(3,418)
To reflect estimated fair value of intangible assets acquired	161,174
Total adjustment to intangible assets	$157,756

(G)	Adjustment to goodwill to estimate Acquisition Date goodwill as follows:

To eliminate Agena's historical goodwill	$(4,191)
To reflect estimated transaction goodwill	148,571
Total adjustment to goodwill	$144,380

(H)

Represents the accrual of additional transaction costs incurred by Mesa that are directly related to the Merger and were incurred subsequent to September 30, 2021. The remaining estimated transaction costs of $900 have been recorded as an adjustment to accrued liabilities and have been reflected in the pro forma condensed combined income statement assuming the adjustments were made as of the beginning of the fiscal year ended March 31, 2021. These costs will not affect Mesa's income statement beyond 12 months after the Acquisition Date.

(I)

To record $3,417 of change in control bonuses that were part of certain employees’ employment agreements prior to the Merger. The purpose of the agreements was to obtain the services of certain key personnel, rather than to provide benefit to the acquirer. The liability is included in purchase accounting.

(J)

To record $254 of severance expense associated with an employment agreement that existed prior to the transaction and was triggered by the Merger. The purpose of the agreements was to obtain the services of certain key personnel, rather than to provide benefit to the acquirer. The liability is included in purchase accounting.

(K)

Agena was purchased debt free. However, between the date of Agena's balance sheet presented as part of this exhibit 99.3 and the Acquisition Date, Agena used $22,512 of cash on hand to pay its debt principal as follows:

Payment on short term debt prior to Acquisition Date	$8,067
Payment on long term debt prior to Acquisition Date	14,445
Total cash used for debt payment prior to Acquisition Date:	$22,512

(L)	To reflect Agena’s warrants amounting to $2,936 being paid off as part of the terms of the Merger. See Note 3.

(M)

To record increase to deferred tax liability of $39,504 for acquired intangibles, $2,286 for the inventory step-up, $237 for acquisition costs, and a decrease of ($6) for the adoption of ASU 2016-13. Additionally, the acquisition of Agena resulted in increased earnings for the consolidated companies, resulting in a higher tax rate of 26%, which increased the deferred tax liability by $3,969. Increases to the deferred tax liability were partially offset by a write off of Agena's valuation allowance in the amount of $6,601 as part of purchase accounting.

(N)	To eliminate Agena's historical equity balances.

(O)	To eliminate Agena's historical mezzanine equity balances.

The following adjustments refer to the Unaudited Pro Forma Condensed Combined Statements of Operations:

(AA) To adjust cost of goods sold to include $1,463 and $731 for the year and six month pro forma period, respectively, related to amortization of acquired technology.

(BB) To record retention performance stock plan for performance share awards granted to key employees of Agena. $73 and $146 were recorded to selling expense for the six months and one year periods presented and $709 and $1,418 were recorded to general and administrative expenses for the six months and one year periods presented. No adjustments were made to diluted earnings per share because the performance stock units were contingently issuable.

(CC) To adjust general and administrative costs for amortization expense as follows:

	Year	Six Months
To eliminate Agena's historical intangible asset amortization	$(2,300)	$(1,150)
To reflect estimated transaction-related intangible asset amortization (*)	14,244	7,122
Total adjustment to intangible assets	$11,944	$5,972

(*) See Note 5.

(DD) To remove interest expense paid by Agena on the debt that was paid in full as part of the transaction and to add estimated interest expense resulting from the draw on Mesa's line of credit in order to fund the transaction, as follows:

	Year	Six Months
To eliminate Agena's historical interest on debt that was paid off as part of Merger Agreement	$(2,170)	$(1,056)
To reflect estimated interest costs from draw on line of credit	1,050	525
Total adjustment to intangible assets	$(1,120)	$(531)

(EE) To remove the loan forgiveness of a paycheck protection program loan received by Agena. Mesa was not eligible for the Paycheck Protection Program, so this loan would not have been drawn if Mesa had completed the acquisition as of April 1, 2020.

(FF) To remove the mark-to-market adjustment on warrants that were paid off as part of the cash consideration, see Note 4. Warrants were considered to be at fair value as of June 30, 2021, so no mark-to-market adjustments were made in the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended September 30, 2021.

(GG) Represents the tax effect of pro forma adjustments made because of the Merger using a 26% rate. Earnings (loss) before taxes was adjusted to exclude transaction accounting adjustments for intangible amortization. Additionally, $123 was recorded to provision for income taxes for the year ended March 31, 2021 as Mesa's group tax rate would have been higher than what was originally used, given the profitability of the combined results.